UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
(Rule 14c-101)
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
Check the appropriate box:
☐ Preliminary Information Statement
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☑ Definitive Information Statement
Horizon Offshore, Inc.
(Name of Registrant As Specified In Its Charter)
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Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042

Dear Stockholder:

We are providing you with this letter to inform you that stockholders (the “Majority Stockholders”) holding approximately 72.1% of the issued and outstanding shares of common stock of Horizon Offshore, Inc., a Delaware corporation (“we” “us” or the “Company”), have approved, by written consent in lieu of a meeting, resolutions amending and restating the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to make the following changes:

1. Effect a reverse stock split of the issued and outstanding common stock on a ratio of one-for-twenty-five (1-for-25) with any fractional shares being rounded to the next highest whole number of shares (the “Reverse Split Amendment”);

2. Decrease the number of authorized shares of common stock from 1,500,000,000 shares to 100,000,000 shares (the “Authorized Stock Amendment,” and, together with the Reverse Split Amendment, the “Amendments”).

The written consent signed by the Majority Stockholders, which was delivered to the Company on January 27, 2006, satisfies the stockholder approval requirements under Section 242 of the Delaware General Corporation Law and will allow us to amend the Certificate of Incorporation as contemplated by the Amendments on or after April 12, 2006. The Company’s primary rationale for effecting the reverse stock split is to enhance the marketability of our common stock, and ultimately, to attempt to raise the per share trading price of our common stock in order to list our securities on either the Nasdaq Stock Market or the American Stock Exchange. Our primary rationale for decreasing the authorized number of shares of common stock of the Company is that the resultant capital structure will more accurately represent, and be more in conformance with, a realistic capital structure for a company of our size.

We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is furnished solely for the purpose of informing you of the Amendments approved by the Majority Stockholders in the manner required by Rule 14c-2(b) under the Securities Exchange Act of 1934. This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider the Amendments.

Our board of directors has fully reviewed and unanimously approves the Amendments and has determined that the Amendments are in the best interests of the Company.

Thank you for your support.

Sincerely,

David W. Sharp
President and Chief Executive Officer

March 20, 2006

INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A MEETING
INTRODUCTION
VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECREASE THE AUTHORIZED SHARES
MISCELLANEOUS
APPENDIX A

Horizon Offshore, Inc.
2500 CityWest Boulevard, Suite 2200
Houston, Texas 77042

INFORMATION STATEMENT
AND
NOTICE OF ACTION TAKEN WITHOUT A MEETING

Dated March 20, 2006

INTRODUCTION

This Information Statement is being mailed on or about March 22, 2006 to the stockholders of Horizon Offshore, Inc. (“we” “us” or the “Company”) who owned their shares of record as of the close of business on March 6, 2006. This Information Statement is being sent to you for information purposes only. No action is required or requested on your part.

We are not asking you for a proxy and you are requested not to send us a proxy.

The purpose of this Information Statement is to inform you that on January 27, 2006, stockholders of the Company holding an aggregate of 547,381,786 shares of our common stock (the “Majority Stockholders”), which constitutes approximately 72.1% of the issued and outstanding shares of our common stock as of March 6, 2006, approved by written consent in lieu of a meeting, amendments to amend and restate the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”). The material changes to the Certificate of Incorporation are:

1. Effect a reverse stock split of the issued and outstanding common stock on a ratio of one-for- twenty-five (1-for-25) with any fractional shares being rounded to the next highest whole number of shares (the “Reverse Split Amendment”);

2. Decrease the number of authorized shares of common stock from 1,500,000,000 shares to 100,000,000 shares (the “Authorized Stock Amendment,” and, together with the Reverse Split Amendment, the “Amendments”).

Neither the consummation of the reverse stock split nor the decrease in the number of authorized shares of common stock will change your ownership percentage in the Company’s equity, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share. In lieu of issuing fractional shares, the Company will issue to any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split an additional full share of its common stock.

The Company’s primary rationale for effecting the reverse stock split is to enhance the marketability of our common stock, and ultimately, to attempt to raise the per share trading price of our common stock in order to list our securities on either the Nasdaq Stock Market or the American Stock Exchange. Our primary rationale for decreasing the authorized number of shares of common stock of the Company is that the resultant capital structure will more accurately represent, and be more in conformance with, a realistic capital structure for a company of our size.

Section 242 of the Delaware General Corporation Law requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of our common stock to approve the Amendments. The record date for determining the stockholders entitled to vote on the Amendments was the close of business on March 6, 2006. Our common stock is the only class of our securities entitled to vote on the Amendments. Each share of common stock is entitled to one vote. Our Certificate of Incorporation and Delaware law allow our stockholders to act by written consent in lieu of a meeting.

VOTING SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Common Stock Ownership of Principal Stockholders

The following table provides you with information, as of March 15, 2006, regarding beneficial ownership of our common stock of each stockholder that we know to be the beneficial owner of more than 5% of our outstanding common stock, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Unless otherwise indicated, all information set forth in the following table is based on the information filed by such stockholder with the Securities and Exchange Commission and the shares are held with sole voting and investment power. As of March 15, 2006, we had 759,631,773 shares of common stock outstanding.

	No. of	Percent of
Name and Address of Beneficial Owner	Shares	Class

Falcon Mezzanine Investments, LLC(1)	80,014,385	10.5%
21 Custom House Street, 10th Floor
Boston, MA 02110
Elliott Associates, L.P.(2)	151,522,184	19.9%
712 Fifth Avenue, 36th Floor
New York, NY 10019
Elliott International, L.P.(3)	98,630,797	13.0%
712 Fifth Avenue, 36th Floor
New York, NY 10019
Highland Crusader Offshore Partners, L.P.(4)	56,083,170	7.4%
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, TX 75240
Lloyd I. Miller, III(5)	133,821,916	17.6%
4550 Gordon Drive
Naples, FL 34102
Bryant R. Riley(6)	65,315,211	8.6%
11100 Santa Monica Blvd
Suite 800
Los Angeles, CA 90025
Trafelet & Company, LLC(7)	42,963,000	5.7%
900 Third Avenue, 5th Floor
New York, NY 10022

(1)	In its Schedule 13D/A filed December 21, 2005, Falcon Mezzanine Investments, LLC reported it has shared voting and dispositive power with respect to all reported shares with Falcon Mezzanine Partners, LP, of which Falcon Mezzanine Investments, LLC is the general partner, and Falcon Investment Advisors, LLC, which manages Falcon Mezzanine Partners, L.P. Falcon Mezzanine Investments, LLC is a wholly-owned subsidiary of Falcon Partners Holdings, LLC, which is controlled by Mr. Sandeep D. Alva.

(2)	In its Form 4 filed December 30, 2005, Elliott Associates, L.P. reported direct ownership of 59,310,942 shares and indirect ownership of 92,211,242 shares through its wholly owned subsidiary, Manchester Securities Corp. On March 9, 2006, Manchester Securities Corp. transferred its shares of common stock to Elliott Associates, L.P. Paul E. Singer and an entity controlled by him are the general partners of Elliott Associates, L.P.

(3)	In its Form 4 filed December 14, 2005, Elliott International, L.P. reported direct ownership of 98,630,797 shares. The general partner of Elliott International, L.P. is an entity controlled by Paul E. Singer.

(4)	In its Schedule 13D/A filed January 17, 2006, Highland Crusader Offshore Partners, L.P. reported it has shared and dispositive power with respect to all reported shares with Highland Capital Management, L.P., the general partner of Highland Crusader Offshore Partners, L.P. and Strand Advisors, Inc., which is the general partner of Highland Capital Management, L.P., and is owned by James Dondero, the President and Director of Strand Advisors, Inc.

(5)	Based on information provided from his Schedule 13G/A filed February 13, 2006, Lloyd I. Miller, III reported that he has: (i) sole voting and dispositive power with respect to 78,462,193 of these shares as an individual, a manager of a limited liability company that is the general partner of certain limited partnerships, the trustee to certain generation skipping trusts and the custodian to an account set up under the Florida Uniform Gifts to Minors Act; and (ii) shared voting and dispositive power with respect to 55,359,723 of these shares as an investment advisor to the trustee of certain family trusts and as an authorized person with respect to a certain family custody account.

(6)	In his Schedule 13D/A filed December 21, 2005, Bryant R. Riley reported that he has shared voting and dispositive power with respect to 65,315,211 shares; SACC Partners, LP reported that it has shared voting and dispositive power with respect to 58,523,119 of these shares with Riley Investment Management LLC, which has sole voting and investment power over SACC’s security holdings and of which Bryant Riley is the sole manager; B. Riley & Co., Inc. has shared voting and dispositive power with respect to 5,419,175 of these shares with Bryant Riley who has sole voting and investment power over B. Riley & Co., Inc.’s security holdings; B. Riley & Co. Retirement Trust has shared voting and dispositive power with respect to 797,974 of these shares with Bryant Riley, who has sole voting and investment power over B. Riley & Co. Retirement Trust’s security holdings; Bryant and Carleen Riley have shared voting and dispositive power with respect to 574,943 of these shares which are held in their joint account; and Richard Riley, the father of Bryant Riley, owns 508,067 shares and has sole voting and dispositive power with respect to his shares.

(7)	In its Schedule 13G filed January 24, 2006, Trafelet & Company, LLC, reported that it has shared voting and dispositive power with respect to all reported shares with Remy W. Trafelet, the managing member of Trafelet & Company, LLC.

Common Stock Ownership of Management

The following table provides you with information, as of March 15, 2006, regarding beneficial ownership of our common stock by each of our directors and named executive officers and all of our directors and executive officers as a group. All information set forth in the following table is based on the most recent information filed by such officer or director with the Securities and Exchange Commission. Unless otherwise indicated, all shares are held with sole voting and investment power.

		No. of Shares
		Acquirable
	No. of	through	Percent of
Name of Beneficial Owner(1)	Shares(2)	Stock Options	Class

David W. Sharp	5,862,074	168,000	*
George G. Reuter	5,852,074	52,500	*
William B. Gibbens, III	5,855,074	88,000	*
Ronald D. Mogel	—	30,000	*
John T. Mills	55,000	20,000	*
Charles O. Buckner	—	20,000	*
Ken R. LeSuer	10,000	25,000	*
Raymond L. Steele	—	10,000	*
All executive officers and directors as a group (8 persons)	17,634,222	413,500	2.4%

*	Less than 1%.

(1)	The address for the directors and executive officers is 2500 CityWest Boulevard, Suite 2200, Houston, Texas 77042.

(2)	Excludes shares subject to options that will be exercisable within 60 days of March 15, 2006, which shares are set forth separately in the next column.

Trading in the Company’s common stock is in the over the counter market, primarily through listings on the OTC Bulletin Board under the symbol “HOFF.OB,” but our common stock is not currently listed or quoted on any recognized national or regional securities exchange or market.

AMENDMENT TO OUR AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The following is a brief description of the Reverse Split Amendment to our Certificate of Incorporation and the reasons therefore.

Reverse Stock Split

Our board of directors and our Majority Stockholders have approved an amendment to our Certificate of Incorporation to effect a one-for-twenty-five (1-for-25) reverse stock split of the Company’s issued and outstanding common stock. The amendment will become effective approximately twenty days after the date of mailing of this Information Statement, on or about April 12, 2006. We will implement the Reverse Split Amendment by filing the Certificate of Amendment with the Secretary of State of the State of Delaware, a form of which is attached hereto as Appendix A. We intend to file the Certificate of Amendment on the twenty-first calendar day after mailing this Information Statement, on or about April 12, 2006. The proposed reverse stock split will become effective at the close of business on the effective date of that filing (the “Effective Date”).

Purposes of the Amendment

The board of directors believes that effecting the reverse stock split is in the Company’s best interests because it may enhance the marketability of our common stock. The board of directors believes that the low market price of our common stock impairs its marketability and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of common stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or the Company’s reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may adversely affect not only the pricing of our common stock but also its trading liquidity. Furthermore, many leading brokerage firms are reluctant to recommend lower-priced securities to their clients and a variety of brokerage house policies and practices currently tend to discourage individual brokers within firms from dealing in lower-priced securities. Some of these policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of lower-priced stocks unattractive to brokers from an economic standpoint.

The board of directors also believes that effecting the reverse stock split may lead to an increase in the trading price of our common stock, which is a necessary requirement to list our securities on either the Nasdaq Stock Market (“Nasdaq”) or the American Stock Exchange (“Amex”). In order to be listed on Nasdaq or Amex, the Company must satisfy certain listing requirements, one of which is that the Company’s common stock must have a minimum bid price of $5.00 per share for Nasdaq and $3.00 per share for Amex. On March 15, 2006, the closing bid price of the Company’s common stock on the OTC Bulletin Board was $0.78. The Company intends that the reverse stock split will increase the bid price per share of its common stock above the per share minimum bid price, and thereby satisfy one of Nasdaq’s and Amex’s listing requirements. However, we cannot be certain that the reverse stock split will, initially or in the future, have the intended effect of raising the bid price of our common stock above $3.00 or $5.00 per share.

We hope that the decrease in the number of shares of our outstanding common stock resulting from the reverse stock split, and the concurrent increase in the per share trading price, will encourage greater interest in our common stock among members of the financial community and the investing public and possibly create a more liquid market for our stockholders. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares outstanding, particularly if the price per share of our common stock begins a declining trend after the reverse stock split is effected.

We cannot be certain that the reverse stock split will achieve any of the desired results, or that the price per share of our common stock immediately following the reverse stock split will increase, or that the increase, if any, will be sustained for any period of time. We are not aware of any present efforts by anyone to accumulate our common stock, and the reverse stock split is not intended to be an anti-takeover device.

The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The proposed reverse stock split will not affect the registration of the Company’s common stock under the Exchange Act. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Principal Effects of the Amendment

Implementation of the reverse stock split will reduce the presently issued and outstanding shares of common stock as indicated in the table below. In connection with the reverse stock split, each stockholder on the Effective Date will receive one share of common stock in exchange for each twenty-five shares the stockholder then owns. As further discussed below, the Authorized Stock Amendment reduces the number of shares of common stock we are authorized to issue from 1,500,000,000 shares to 100,000,000 shares.

	Common	Authorized
	Stock	Common
	Outstanding	Stock

Pre-Reverse Split	759,631,773	1,500,000,000
1-for-25 Reverse Split and Decrease in Authorized Shares	30,385,271	100,000,000

The number of outstanding shares after the reverse stock split is approximate. The amendment to our Certificate of Incorporation to effect the reverse stock split will not otherwise alter or modify the rights, preferences, privileges or restrictions of our common stock.

The principal effect of the reverse stock split will be to decrease the number of outstanding shares of our common stock. On March 15, 2006, the closing bid price for our common stock on the OTC Bulletin Board was $0.78 per share. By decreasing the number of outstanding shares of common stock without altering the aggregate economic interest represented by those shares, we believe the market price will be proportionally increased. Each share of our common stock that is outstanding immediately prior to the reverse stock split will, immediately following the reverse stock split, represent a one-twenty-fifth fraction of a share of our common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of common stock that is not evenly divisible by twenty-five (25) will have the number of new shares to which they are entitled rounded to the nearest whole number of shares. No shareholders will receive cash in lieu of fractional shares.

In addition, the reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares. The board of directors believes, however, that these potential effects are substantially outweighed by the benefits of the reverse stock split.

Our board of directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends. We do not believe that the reverse stock split will have any effect with respect to future distributions, if any, to our stockholders.

Exchange of Stock Certificates

Our transfer agent, Mellon Investor Services, LLC, is acting as exchange agent for purposes of implementing the exchange of stock certificates. On or after the Effective Date of the reverse stock split, the exchange agent will mail a letter of transmittal to each of our stockholders. Each of our stockholders will be able to obtain a certificate evidencing its post-reverse-split shares of our common stock only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as we may require. Company stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Our stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder’s new stock certificate promptly after receipt of that stockholder’s properly completed letter of transmittal and old stock certificate(s). Stockholders will not have to pay any service charges in connection with the exchange of their certificates. In addition, the Company will obtain a new CUSIP number for its shares of common stock.

Options and Restricted Stock

The Company also has outstanding options to purchase an aggregate of 2,096,350 shares of common stock at various exercise prices and outstanding grants of restricted stock for an aggregate of 20,380,182 shares of common stock. The amount of common stock issuable pursuant to these options and grants will be reduced to one-twenty-fifth the previous amounts and the per share exercise prices for the options will be increased twenty-five times.

Material Federal Income Tax Consequences

The following discussion summarizing material federal income tax consequences of the reverse split is based on the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date this Information Statement was first mailed to stockholders. This discussion does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies) and stockholders should consult their own tax advisors to determine the particular consequences to them.

The receipt of the common stock following the effective date of the reverse split, solely in exchange for the common stock held prior to the reverse split, will not generally result in a recognition of gain or loss to the stockholders. Although the issue is not free from doubt, additional shares received in lieu of fractional shares, including shares received as a result of the rounding up of fractional ownership, should be treated in the same manner. The adjusted tax basis of a stockholder in the common stock received after the reverse split will be the same as the adjusted tax basis of the common stock held prior to the reverse split exchanged therefore, and the holding period of the common stock received after the reverse split will include the holding period of the common stock held prior to the reverse split exchanged therefore.

No gain or loss will be recognized by the Company as a result of the reverse split. The Company’s views regarding the tax consequences of the reverse split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO DECREASE THE AUTHORIZED SHARES

The following is a brief description of the Authorized Stock Amendment to our Certificate of Incorporation and the reasons therefore.

Decrease the Authorized Shares of Common Stock

Our board of directors and our Majority Stockholders have approved an amendment to our Certificate of Incorporation to decrease the number of authorized shares of common stock from 1,500,000,000 shares to 100,000,000 shares. The amendment will be implemented by filing a Certificate of Amendment with the Secretary of State of the State of Delaware, a form of which is attached hereto as Appendix A. We will file the amendment on the twenty-first calendar day after the date of mailing of this Information Statement, on or about April 12, 2006.

Purposes of the Amendment

We are currently authorized to issue 1,500,000,000 shares of common stock. Our board of directors believes that a decrease in the number of authorized shares of common stock from 1,500,000,000 shares to 100,000,000 shares is in the Company’s best interests because the board of directors believes that a decrease in the authorized number of shares of common stock of the Company will result in a capital structure that more accurately represents, and is more in conformance with, a realistic capital structure for a company of our size. Also, the board of directors does not foresee a need in the near term to issue numbers of shares approaching the amount currently authorized and unissued. Hence, the board of directors believes that the Company currently has more authorized shares of common stock than are useful. However, the decrease in authorized capital will still allow the Company to respond promptly and effectively to opportunities involving the issuance of shares of common stock. The Company does not have any plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except for any shares required to be issued on the exercise of stock options granted under the Company’s incentive plans. However, the Company is currently considering issuing additional shares of common stock through a public offering in order to raise additional capital for the Company.

Principal Effects of the Amendment

Upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, the authorized shares of common stock of the Company shall decrease from 1,500,000,000 shares to 100,000,000 shares. The reduction in the authorized shares of common stock will not reduce or otherwise affect, either before or after the reverse stock split, our presently outstanding shares or the shares reserved for issuance on exercise of outstanding options, restricted stock or other contractual rights. In addition, the reverse stock split will not affect our authorized shares either before or after the Authorized Stock Amendment becomes effective.

Required Vote

Pursuant to Section 242 of the Delaware General Corporation Law, an amendment to the Certificate of Incorporation requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

Action by Written Consent; No Vote Required

Your consent is not required and is not being solicited in connection with the Amendments. Pursuant to Section 228 of the Delaware General Corporation Law, unless otherwise provided in a corporation’s Certificate of Incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power. On January 27, 2006, the Majority Stockholders, who held on such date an aggregate of 547,381,786 shares of our common stock, or approximately 72.1% of the issued and outstanding shares of our common stock as of March 6, 2006, acted by written consent and authorized the Amendments. Accordingly, the action by written consent of the Majority Stockholders is sufficient, without the concurring consent of any of our other stockholders, to approve and adopt the Amendments.

Notice of Action by Written Consent

Pursuant to Rule 14c-2 of Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended, we are required to distribute an information statement to every stockholder from whom consent is not solicited at least 20 calendar days prior to the earliest date on which the proposed amendments to the Plan become effective. This Information Statement serves as the notice required by Rule 14c-2 of Regulation 14C.

Effective Date of the Amendment

The Amendments to the Certificate of Incorporation will become effective on April 12, 2006.

Dissenters’ Rights

Under Delaware law, our stockholders are not entitled to dissenter’s rights with respect to the actions set forth in this Information Statement or to demand appraisal of their shares as a result of the approval of any of these actions.

MISCELLANEOUS

All costs incurred in the mailing of this Information Statement will be borne by us. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of information materials to the beneficial owners of shares of our common stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith.

We have not authorized anyone to provide you with information that is different from what is contained in this Information Statement. You should not assume that the information contained in this Information Statement is accurate as of any date other than the date hereof, and the mailing of this Information Statement to our stockholders shall not create any implication to the contrary.

By Order of the Board of Directors

William B. Gibbens, III
Secretary

Houston, Texas
March 20, 2006

APPENDIX A

CERTIFICATE OF AMENDMENT
to the
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
HORIZON OFFSHORE, INC.

Horizon Offshore, Inc., a corporation organized and existing under laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The name of the Corporation is Horizon Offshore, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 19, 1995 under the name HLS Offshore, Inc.

SECOND:  On January 12, 2006, the Board of Directors of the Corporation did duly adopt a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation declaring said amendment to be advisable.

THIRD:  On January 27, 2006, holders of more than a majority of the Corporation’s common stock voted for the proposal to amend paragraph 1 of Article IV of the Amended and Restated Certificate of Incorporation so that, as amended, paragraph 1 of Article IV shall read in its entirety as follows:

1. Authorized Stock. The Corporation shall be authorized to issue an aggregate of 105,000,000 shares of capital stock, of which 100,000,000 shares shall be Common Stock, $.00001 par value per share (the “Common Stock”), and 5,000,000 shares shall be Preferred Stock, $.00001 par value per share (the “Preferred Stock”).

Upon the filing and effectiveness of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Amendment”), each share of Common Stock of the Corporation, issued and outstanding immediately prior to such filing and effectiveness, shall be reclassified, changed and combined into one-twenty-fifth (1/25) of a share of Common Stock of the Corporation. Each holder of record of a certificate representing shares of Common Stock, as of the close of business on the effective date of the filing and effectiveness of this Amendment shall be entitled to receive, as soon as practicable, upon surrender of such certificate, a certificate or certificates representing one (1) share of Common Stock for every twenty-five (25) shares of Common Stock represented by the certificate or certificates of such holder; provided, however, that no fractional shares of Common Stock shall be issued, therefore, any fractional shares shall be rounded to the next highest whole number of shares.

FOURTH:  This Certificate of Amendment shall be effective upon filing with the office of the Secretary of State of the State of Delaware (the “Effective Date”).

FIFTH:  Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

A-1

IN WITNESS WHEREOF, Horizon Offshore, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its duly authorized President, on this 12th day of April, 2006.

HORIZON OFFSHORE, INC.

By:
Name: David W. Sharp
Title: President

A-2